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                                 DESCRIPTION OF
                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                            EXECUTIVE INCENTIVE PLAN

GENERAL

         The Profit Recovery Group International, Inc. (the "Company") Executive Incentive Plan for its senior executives was approved at an Annual Meeting of Stockholders on June 15, 1998, and is effective as of January 1, 1999. Rather than specifying a formula for determining the relative weights of performance criteria used to determine incentive amounts, the Executive Incentive Plan enables the Subcommittee (as defined below), no later than 90 days after the beginning of each fiscal year, to establish an incentive program within the general parameters of the Executive Incentive Plan, which program may change from year to year as the Subcommittee determines necessary to best meet the Company's needs within the confines of the Executive Incentive Plan. Set forth below is a summary of the material features of the Company's Executive Incentive Plan which is currently not evidenced by a written plan.

ADMINISTRATION

         The Executive Incentive Plan will be administered by the Subcommittee of the Company's Compensation Committee, consisting of at least two directors, each of whom is an "outside" director as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 as amended.

PARTICIPANTS

The Executive Incentive Plan provides for participation by senior executives of the Company, as determined by the Subcommittee, which determination is made prior to the start of each fiscal year. Currently, eight executives would be eligible for selection by the Subcommittee for participation in the Executive Incentive Plan, including the Chief Executive Officer and each of the Named Executives. To the extent that these executives do not participate in the Executive Incentive Plan, they will be eligible to participate in the Company's existing Management and Professional Incentive Plan.

METHOD OF OPERATION

         No later than 90 days after the beginning of each fiscal year, the Subcommittee, after consulting with the Company's Chief Executive Officer and its Senior Vice President -- Human Resources, will determine the performance criteria from those listed below which will be applicable to each participant for such fiscal year, the maximum incentive which such participant may obtain, and the relative weight of each of the performance criteria which are applied. The performance criteria to be applied may include any combination of the following and may vary from participant to participant: (a) increases in quarterly and annual earnings per share of the Company, (b) increases in quarterly and annual revenues of the Company, (c) increases in quarterly and annual operating profit of the Company, (d) increases in quarterly and annual
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revenues generated from various industry segments, (e) quarterly and annual revenues derived from specified territories or clients, (f) increases in quarterly and annual cash receipts derived from specified territories or clients, (g) increases in quarterly and annual gross profits derived from specified territories or clients, (h) control of expenses in various functional areas, and (i) individual objectives based on quantitative goals set by the participant and the Subcommittee. The annual incentives set for each participant contain threshold targets for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. All incentives under the Executive Incentive Plan will be paid within 60 days following the end of the period with respect to which they are calculated.

MAXIMUM ANNUAL COMPENSATION

         No participant in the Executive Incentive Plan may receive an incentive with respect to any fiscal year which is in excess of 1% of the Company's gross revenues during such year.

AMENDMENTS

         The Executive Incentive Plan may be amended by the Board of Directors; however once the Subcommittee has set performance goals and incentive targets with respect to a participant for a specific fiscal year, such goals and targets may not be amended in any manner which would increase the amount of the incentive payable to the participant, and such goals or targets may not be waived or decreased.